Exhibit 99.1

               FDA REQUIRES NO FURTHER RESPONSE ON WARNING LETTER

    SALT LAKE CITY, April 11 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today stated that the Food and Drug Administration (FDA) has informed the company by letter that BSD's written response to the FDA warning letter (previously announced) is adequate. "Implementations of the corrective actions you have developed and implemented appear to be adequate," the FDA replied, noting further that "no response to this letter is necessary."

    The FDA's concerns had been limited to research conduct at a clinical site, and had nothing to do with the safety, efficacy, quality, design or manufacture of BSD's equipment. The research data from this site had not been used to seek FDA approval for any BSD product, nor had data from the site been otherwise used by BSD to statistically support the efficacy of BSD systems in treating patients. Research at the site was not funded by BSD. The research site had been closed to treating patients since August 31, 2006. BSD has submitted a PMA application for the BSD-2000 based on a pivotal study conducted in Europe, and this study was not the subject of the FDA letter.

    About BSD Medical Corporation

    BSD Medical develops systems that deliver precision-guided radiofrequency
(RF) and microwave energy into diseased sites of the body, raising them to specified temperatures as required by a variety of medical therapies. These systems have been strategically engineered to offer hospitals and clinics a complete solution for thermal treatment of cancer as provided through microwave/RF systems. BSD Medical's cancer therapy systems have been used to treat thousands of patients throughout the world, and have received much notoriety, including the Frost and Sullivan "Technology Innovation of the Year Award" for cancer therapy devices. For further information about BSD Medical visit www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             04/11/2007
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or facsimile, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /